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                                                                  Exhibit 10.25


                          EMPLOYMENT AGREEMENT

 THIS EMPLOYMENT AGREEMENT (this "Agreement") dated as of October 1, 1994, is made by and between Osiris Therapeutics, Inc., a Delaware corporation (the "company"), and Daniel R. Marshak, Ph.D. (the "Employee").

                                RECITALS

     A. The Company desires to employ Employee as its Senior Vice President and Chief Technology Officer.

     B. Employee is willing to be employed by the Company on the terms and conditions set forth in this Agreement.

                                AGREEMENTS

     NOW, THEREFORE, the Company and the Employee agree as follows:

     l. Employment. The Company hereby employs Employee, and Employee hereby accepts employment with the Company, for the term set forth in Section 2 below, in the position and with the duties and responsibilities set forth in
Section 3 below, and upon the other terms and conditions hereinafter stated.

     2. Term. The initial term of employment shall commence on October 1, 1994 (the "Commencement Date") and shall end on the third anniversary of the Commencement Date unless sooner terminated pursuant to the terms of this Agreement. Commencing on the third anniversary of the Commencement Date, unless the term of employment has otherwise been terminated pursuant to
Section 7 below, the term of employment shall be automatically renewed for successive two year terms unless the Company makes the election described in
Section 7(a) below, and each such renewal term shall be for two years unless sooner terminated pursuant to the terms of this Agreement. The periods described above are sometimes referred to as the "term of employment."

     3. Position. Duties Responsibilities and Authority: Location.

        (a) During the term of employment, Employee shall serve as Senior Vice President and Chief Technology Officer. Employee shall report to the President and Chief Executive Officer of the Company (the "CEO"), or to such other executive officer of the Company as the Company's Board of Directors shall designate, and shall have the duties and responsibilities set forth on Exhibit A to this Agreement and such other duties and responsibilities appropriate for such position as the President, the CEO, or such other executive officer may from time to time reasonably determine.

        (b) Throughout the term of employment, Employee shall devote full time and attention during business hours to the



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business of the Company and his duties and responsibilities, subject only to
(i) his duties and responsibilities in connection with his faculty appointment at The Johns Hopkins University or such other comparable academic medical center near the Company's location, as the case may be, and (ii) the activities described on Exhibit B to this Agreement, provided that in each case such duties, responsibilities and/or activities do not (A) interfere with the performance of his duties and responsibilities to the Company or (B) otherwise violate Section 10 of this Agreement. The duties, responsibilities and activities of Employee contemplated by clauses (i) and (ii) of this paragraph (b) may take up to 20% of Employee's time during business hours.

        (c) During the term of employment, Employee shall initially provide the services and fulfill his duties and responsibilities to the Company under this Agreement working out of offices and laboratories located in Cleveland, Ohio, and, thereafter, in Baltimore, Maryland; provided, however, that Employee shall be entitled to spend one day each week working out of the Cold Spring Harbor laboratory during the period from the Commencement Date through July 1, 1995. Employee acknowledges that the Company is in the process of locating its headquarters in Baltimore, Maryland and such process should be completed by April, 1995. Employee shall be entitled to maintain his residence in Cold Spring Harbor, New York through July 1, 1995.

     4. Base Compensation.

        (a) Commencing on the Commencement Date, and thereafter during the term of employment, Employee shall receive base compensation at an annual rate of $150,000. Such base compensation shall be paid in accordance with the Company's normal procedure for compensating its management employees, but not less frequently than monthly. On each anniversary of the Commencement Date, Employee's base compensation shall be increased by an amount equal to the product of (i) Employee's base compensation in effect immediately prior to such anniversary and (ii) the greater of the percentage increase in the cost of living in the Baltimore metropolitan area, as determined by the Company's Board of Directors, and 5%.

        (b) Employee shall receive a signing bonus totaling $15,000, $5,000 of which shall be paid within five days after the Commencement Date and $10,000 of which shall be paid within 10 days after Employee relocates in Maryland with the Company.

     5. Incentive Compensation. Employee and the President and CEO of the Company, with the concurrence of the Board of Directors, shall establish a merit bonus plan for Employee (the "Plan") setting forth such goals and objectives for the Employee as Employee and the President and CEO shall determine. The Plan shall provide for Employee to receive a cash bonus, based on the achievement of such goals and objectives, during each fiscal year of the Company included in the term of employment. The bonus for any fiscal year, if any, shall not exceed 30% of Employee's base compensation in effect at the end of such fiscal year, and shall


                                       2


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be paid to Employee within 60 days following the end of such fiscal year.

     6. Benefits. Perquisites and Expenses. During the term of employment, Employee and his dependents, and his beneficiaries to the extent provided in the applicable plan or program, shall be entitled to participate in all Company benefit plans, programs or practices generally maintained by the Company from time to time for its executive officers. Without limiting the generality of the foregoing, Employee shall be entitled to the following specific benefits and perquisites:

        (a) Participation in the employee benefit plans of the Company available to its employees generally, as they may be modified or added to or reduced from time to time, including, without limitation, plans providing retirement benefits, medical insurance, life insurance, disability insurance, and accidental death or dismemberment insurance.

        (b) During the term of employment, four (4) weeks of paid vacation in each calendar year during the term of employment, plus such holidays, sick leave and other time off as are established by the policies of the Company and approved by the Company's Board of Directors. Unused days of vacation may be carried over to March 31 of the subsequent year and shall thereafter lapse for all time.

        (c) Reimbursement for all reasonable and documented expenses incurred by Employee in connection with the performance of his duties hereunder, in accordance with the Company policy with respect to such reimbursement.

        (d) Use of a portable computer and laser printer provided by the Company for home and business travel.

        (e) Up to $1,500 per calendar year of reimbursement for the cost of membership in professional research, clinical and/or biotechnology industry associations.

        (f) An automobile allowance of up to $500 per month for the lease of an automobile of Employee's choice.

        (g) Assistance in obtaining an adjunct or visiting faculty position at The Johns Hopkins School of Medicine.

        (h) Assistance for Joan Pesek in relocating to a fundraising or development position in the Maryland area, including the retention of a professional recruiter, if necessary.

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     7. Termination of Employment.

        (a) The Company may elect not to renew the term of employment for any reason, such election to be effective as of either the third anniversary of the Commencement Date or the end of a renewal term (as described in Section 2 hereof), upon giving Employee written notice of such election at least six months in advance of such third anniversary or end of renewal term.

        (b) Employee may terminate his employment at any time upon giving the Company written notice at least six months in advance of the proposed date of termination.

        (c) Employee's employment shall terminate automatically upon the death of Employee.

        (d) At any time after Employee suffers a "Disability" (as defined below), the Company may terminate Employee's employment upon giving Employee written notice from the Board of Directors of the Company, accompanied by a certified copy of a resolution to that effect duly adopted by the Board of Directors, at least 60 days in advance of the date on which such termination is to become effective. For the purposes of this Agreement "Disability" shall have the same meaning as any similar term under any long term disability insurance policy or long term disability plan maintained by the Company from time to time. In the event the Company shall not be maintaining any such policy or plan, Employee shall be considered to have a Disability if he is receiving disability income payments under the Social Security system, or if any life insurance carrier has agreed to waive premiums due under any life insurance policy maintained by the Company on Employee's life under a disability waiver provision set forth in such policy. In addition, Employee shall be considered to have a Disability if the Company receives, from a physician reasonably acceptable to it, written certification that(i) Employee is unable to provide services to the Company of a quality and nature consistent with past practice because of a mental or physical impairment, and
(ii) there is no reasonable prospect that Employee will be able to render services of such quality and nature within the longer of (x) six months, or
(y) if applicable, the period of disability required in order for Employee to be eligible to receive disability income payments under any long term disability insurance policy or long term disability plan maintained by the Company at such time, from the date of such certificate.

        (e) The Company may terminate Employee's employment without cause at any time and for any reason by giving Employee written notice from the Chairman, President or CEO, or the Board of Directors, at least 30 days in advance of the date on which the termination is to become effective. Employee's employment shall be considered to have been constructively terminated without cause by the Company if Employee resigns because the Company commits a material breach of its obligations under this

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Agreement and fails to remedy such breach within 30 days after receiving written notice from Employee requesting that the Company remedy such breach.

        (f) The Company may terminate Employee's employment at any time for cause by delivering to Employee a certified copy of a resolution of the Board of Directors of the Company finding that Employee committed an act or omission constituting cause hereunder and specifying the particulars thereof in detail, adopted at a meeting called and held for that purpose and of which Employee was provided not less than seven days' advance notice, including notice of the agenda of such meeting. As used herein, the term "cause" shall include:

        (i) Employee's conviction of a felony;

        (ii) Employee acting in a manner which is materially detrimental or materially damaging to the Company's reputation or business operations other than actions which involve Employee's bad judgment or a decision which was taken in good faith, provided that Employee shall have failed to remedy such action within 10 days after receiving written notice of the Company's position with respect to such action;

        (iii) Employee committing any material breach of this Agreement, provided that if such breach is capable of being remedied, Employee shall have failed to take reasonable steps to remedy such breach within 10 days after his receipt of written notice from the Company; or

        (iv) the representations and warranties of Employee in Section 14(j) of this Agreement having been inaccurate or untrue in any material respect when made.

 8. Certain Payments and Obligations

        (a) Upon any termination of employment under paragraph (b) or (f) of
Section 7:

        (i) the Company shall pay Employee in a lump sum within 10 days following such termination an amount equal to the base compensation and any incentive or bonus compensation Employee was entitled to receive up to the time of termination, and for any period ending on that date, plus the amount of any expenses that are reimbursable under paragraph (c) of Section 6; provided, however, that Employee shall not be entitled to any severance payment under the Company's then existing severance pay policy or plan
  (if any); and

        (ii) Employee shall have no further obligation to the Company under this Agreement except that he shall continue to be bound by the provisions of Sections 9, 10 and 11 hereof to the extent applicable to the period following the term of employment.

        (b) Upon any termination of employment under paragraph(c) of Section 7, the Company shall pay Employee's estate the same amounts as are provided in paragraph (c) of this Section 8, except that the period of time on which the lump sum payment under clause (ii) (the "Death Benefit Payment") is based shall be six months; provided, however, that in the event that at the time of Employee's death the Company is maintaining life insurance on Employee naming Employee and/or his heirs as beneficiaries, the amount of the insurance paid or payable to Employee's estate and/or heirs shall reduce, on a dollar for dollar basis, the Death Benefit Payment to Employee's estate under this paragraph (b).

        (c) Upon any termination of employment under paragraph (e) of Section 7:

        (i) the Company shall pay Employee in a lump sum within ten (10) days following such termination an amount equal to the base compensation and any incentive or bonus compensation Employee was entitled to receive up to the time of termination, and for any period ending on that date, plus the amount of any expenses that are reimbursable under paragraph (c) of
  Section 6; provided, however, that Employee shall not be entitled to any severance payment under the Company's then existing severance pay policy or plan (if any);

        (ii) the Company shall (A) continue to pay Employee the base compensation Employee would have received under this Agreement if the term of employment had continued for a period of 12 months after the date of termination, based on the rate of Employee's total annual cash compensation (base plus bonus and incentive compensation) for the year prior to the year in which such termination occurs (or, if such termination occurs during the first year of the term of employment, the rate of compensation in effect during such year), and (B) continue to provide Employee and, if applicable, his dependents with the benefits provided under the benefit plans (pursuant to the terms thereof) described in Section 6(a) hereof, to the same extent that such benefits were provided to Employee on the date of termination of his employment, for a period of time equal to the period of time Employee is entitled to receive payments under clause (A) of this paragraph (ii); and

        (iii) Employee shall have no further obligation to the Company under this Agreement except that he shall continue to be bound by the provisions of Sections 9, 10 and 11 hereof to the extent applicable to the period following the term of employment.

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        (d) Upon any termination of employment under paragraph (d) of Section 7:

        (i) the Company shall pay Employee the same amounts, and shall provide Employee with the same benefits, as are provided in paragraph (c) of this
  Section 8, except that the period of time during which Employee is entitled to receive payments and benefits under clause (ii) of such paragraph (c) shall be six months; and

        (ii) Employee shall have no further obligation to the Company under this Agreement except that he shall continue to be bound by the provisions of Sections 9, 10 and 11 hereof to the extent applicable to the period following the term of employment.

    9. Confidentiality.

       Employee acknowledges that by reason of his duties as an employee of the Company he has or will have access to and become informed of confidential and secret information which is a competitive asset of the Company and its subsidiaries (collectively "Confidential Information") including, without limitation, (a) information concerning concepts for products and services and products and services data, (b) corporate planning data, (c) the Company's financial results and business condition, and (d) any other information which constitutes a "trade secret" under the Uniform Trade
Secrets Act. Employee agrees to keep in strict confidence and not, either directly or indirectly, to make known, divulge, reveal, furnish, make available or use any Confidential Information, except for use in the Employee's regular authorized duties on behalf of the Company. Employee acknowledges that all documents and other property including or reflecting Confidential Information furnished to Employee by the Company or otherwise acquired or developed by the Company shall at all times be the property of the Company. Employee agrees that upon termination of Employee's employment with the Company, for any reason, Employee shall return to the Company any such documents or other property (including copies, summaries or analyses of the foregoing) containing Confidential Information which are in his possession, custody or control. Employee further agrees that Employee's obligations of confidentiality hereunder shall survive any termination of Employee's employment by the Company. For the purposes of this Section 9, Confidential Information shall not include information which has become, through no fault of Employee, generally known to the public, and Employee, if required by law to make disclosure of Confidential Information to a court of competent jurisdiction, may make such disclosure after providing the Company with reasonable notice and an opportunity to contest such requirement. The obligations of Employee under this Section 9 are in addition to, and not in limitation of or pre-emption of, all other obligations of confidentiality which he may have to the Company under general legal and equitable principles.

     10. Noncompetition

         Employee acknowledges that his access to and knowledge of the Confidential Information would be valuable to a competitor of the Company. Employee further acknowledges that it would be inherent in the performance of his duties as a director, officer, employee, agent, consultant shareholder or partner of any corporation, partnership or other entity which competes with the Company, or which intends to or may compete with the Company, to disclose or use such knowledge to or for the benefit of such corporation, partnership or other entity. To protect these vital interests of the Company, Employee agrees that from the date of this Agreement through the second anniversary of the date on which his employment with the Company terminates for any reason (the "Noncompetition Period"), he shall not, directly or indirectly, whether as a director, officer, employee, agent or consultant or otherwise: (a) invest in or become employed by or affiliated with, in any capacity, any corporation, partnership or other entity which is engaged in a business which is competitive with the business of the Company on the date of such termination (except that Employee may purchase up to two percent of the outstanding capital stock of a company that has common stock quoted on a national stock exchange or the over-the-counter market); (b) solicit sales of, or sell or deliver, any product or service of the kind and character sold or distributed by the Company; (c) solicit, attempt to solicit or seek to divert from the Company the business or patronage of any person, corporation, partnership or other entity with whom the Company has had business relations; or (d) engage, suggest or assist in or influence the engagement of hiring by any competitor of the Company of any employee of the Company, or otherwise cause or encourage any person, corporation, partnership or other entity having a business or employment relationship with the Company to sever such relationship with or commit any act harmful to the Company. Employee's obligations and covenants under this Section 10 shall be limited to North America, Europe, Japan, Taiwan, Singapore and Australia. For the purposes of this Section 10, the business of the Company shall mean (a) the research, development and commercialization of products using mesenchymal stem cells, hematopoietic stem cells, or the progeny cells of either, for the repair and regeneration of tissue, bone marrow transplantation and cancer therapy; (b) the research, development and commercialization of cellular transplants and cell-matrix products that utilize mesenchymal stem cells and their progeny;
(c) the research, development and commercialization of products using mesenchymal stem cells and their growth factors, their receptors and their cross-signaling molecules to control, mediate, enhance or otherwise influence hematopoietic stem cells and their progeny; and (d) the research, development and commercialization of biomatrix and gene therapy products specifically using mesenchymal stem cells, hematopoietic stem cells and/or their progeny. Notwithstanding the foregoing, Employee shall be entitled to conduct academic research on the activities contemplated by clauses (a) and (b).

     11. Inventions.

         Employee hereby assigns and agrees to assign to the Company, its successors, assigns or nominees, all of his rights to any discoveries, inventions and improvements, whether patentable or not, made conceived or suggested, either solely or jointly with others, by Employee while in the Company's employ, whether in the course of his employment with the use of the Company's time, material or facilities or that is in any way within or related to the existing or contemplated scope of the Company's business. Any discovery, invention or improvement relating to any subject matter with which the Company was concerned during Employee's employment and made, conceived or suggested by Employee, either solely or jointly with others, within one year following termination of Employee's employment under this Agreement shall be irrebuttably presumed to have been so made, conceived or suggested in the course of such employment with the use of the Company's time, materials or facilities. Upon request by the Company with respect to any such discoveries, inventions or improvements, Employee will execute and deliver to the Company, at any time during or after his employment, all appropriate documents for use in applying for, obtaining and maintaining such domestic and foreign patents as the Company may desire, and all proper assignments therefor, when so requested by and at the expense of the Company, but without further or additional consideration.

     12. Issuance of Shares.

         (a) Issuance. In order to provide Employee with additional incentive to further the interests of the Company, the Company shall issue and sell to Employee 800,000 shares of the Company's common stock, par value $.001 per share (the "Common Stock"), for a price per share of $.085. Of such 800,000 Shares of Common Stock (the "Shares"), 75,000 Shares are issued and sold to Employee without restriction other than as provided in clause
(ii) of paragraph (b) below, and 725,000 Shares (the "Restricted Shares") are subject to the restrictions and risk of forfeiture set forth in paragraphs
(b) and (c) of this Section 12.

        (b) Restrictions on Transfer of Shares. The Shares may not be transferred, sold, pledged, exchanged, assigned or otherwise encumbered or disposed of by the Employee, except to the Company, unless and until (i) in the case of the Restricted Shares, such Shares have become nonforfeitable in accordance with paragraph (c) and (d) of this Section 12 and (ii) in the case of all the Shares, such transfer or other disposition is registered under the Securities Act of 1933 and any applicable state securities laws or the Company receives evidence satisfactory to it, in its sole discretion, that such transfer or other disposition is not required to be registered under the Securities Act of 1933 and such state securities laws. Any purported transfer, encumbrance or other disposition of the Shares that is in violation of this Section 12 shall be null and void, and the

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other party to any such purported transfer, encumbrance or other disposition shall not obtain any rights to or interest in such Shares. The certificate(s) evidencing the Shares shall bear a legend in a form satisfactory to the Company reflecting the restrictions described above.

        (c) Vesting of Restricted Shares. The Restricted Shares shall become nonforfeitable in the amount of (i) 75,000, 100,000, 125,000 and 125,000 Restricted Shares, respectively, on each of the first, second, third and fourth anniversary of the Commencement Date for so long as Employee is employed by the Company or any of its subsidiaries on such anniversary and
(ii) the remaining 300,000 Shares shall become nonforfeitable in accordance with Exhibit C attached hereto and made a part hereof. For purposes of this
Section 12(c), leaves of absence approved by the Board of Directors shall be regarded as employment.

        (d) Forfeiture of Restricted Shares. Any of the Restricted Shares that have not become nonforfeitable in accordance with paragraph (c) hereof shall be forfeited by the Employee. In the event of a forfeiture, the certificate(s) representing Restricted Shares that have not become nonforfeitable in accordance with paragraph (c) hereof shall be canceled and the Employee shall have no further interest in or rights with respect to such Restricted Shares, and the Company shall pay Employee an amount equal to $.085 per share for each Restricted Share so forfeited.

        (e) Dividend, Voting and Other Rights. Employee shall have all of the rights of a stockholder with respect to the Restricted Shares, including the right to vote the Restricted Shares and receive any dividends that may be paid thereon; provided, however, that any additional shares of Common Stock or other securities that Employee may become entitled to receive pursuant to a stock split or dividend with respect to the Common Stock or a merger or reorganization in which the Company is the surviving corporation or any other change in the capital structure of the Company shall be subject to the same restrictions and risk of forfeiture as the Restricted Shares with respect to which such additional shares of Common Stock or other securities were received by Employee.

        (f) Retention of Stock Certificate(s) by the Company. The certificate(s) representing the Restricted Shares covered by this Agreement shall be held in custody by the Company, together with a stock power with respect thereto endorsed in blank by Employee, until those Restricted Shares have become nonforfeitable in accordance with paragraph (c) of this Section 12.

        (g) Withholding Taxes. If the Company shall be required to withhold any federal, state, local or foreign tax in connection with any issuance of the Shares or other securities pursuant to this Section 12, Employee shall pay the tax or make provisions that are satisfactory to the Company for the payment thereof.

        (h) Other. All share numbers and the prices per share contained in this Section 12 and in Exhibit C have not been adjusted to give effect to the one for four reverse stock split to be effected by the Company in the near future. Such numbers will be adjusted to reflect such split. No provision of this Section 12 shall limit in any way whatsoever any right that the Company may otherwise have to terminate the employment of Employee at any time. Any economic or other benefit to Employee under this Section 12 shall not be taken into account in determining any benefits to which Employee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees and consultants of the Company.

        (i) Loan. In order to facilitate Employee's purchase of the Shares, the Company shall make a loan to Employee in the amount of $68,000 (the "Loan"), which loan shall bear interest at a rate equal to the lowest rate necessary to avoid the imputation of interest under the Internal Revenue Code of 1986, as amended, and shall become due and payable in full on the earliest to occur of (a) termination of Employee's employment for any reason6n, (b) the first sale of all or a portion of the Shares by Employee and (c) the fifth anniversary of the Commencement Date. In the event that Employee's employment with the Company is terminated under Section 7(a) or Section 7(e) of this Agreement, the Company shall, upon the written request of Employee delivered to the Company within ten days after the effective date of such termination, repurchase (1) up to one-half of the nonforfeitable Restricted Shares then held by Employee, and (2) all forfeitable Restricted Shares then held by Employee, for a purchase price of $.085 per share plus the portion of any interest paid or payable on the Loan with respect to such Restricted Shares. In addition, unless the Company and Employee otherwise agree, upon the fifth anniversary of the Commencement Date, the Company shall repurchase all forfeitable Restricted Shares then held by Employee for a purchase price per share of $.085 per share plus the portion of any interest paid or payable on the Loan with respect to such Restricted Shares.

    13. Relocation.

        (a) Relocation Expenses. Until the Company's location in Baltimore, the Company shall reimburse Employee for temporary living expenses of up to $2,000 per month. Such temporary living expenses may be used by Employee either for local living expenses in Cleveland, Ohio or expenses incurred by commuting between Cold Spring Harbor, New York and Cleveland, Ohio. In addition, the Company shall also reimburse Employee for relocation expenses as follows:

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

        (i) The Company will reimburse Employee's direct costs of shipping household goods from Cold Spring Harbor, New York to the Baltimore, Maryland metropolitan area;

        (ii) The Company will reimburse Employee for reasonable expenses incurred during two trips from Cold Spring Harbor, New York to the Baltimore, Maryland metropolitan area for the purpose of locating a house; and

        (iii) The Company will gross-up the amounts paid pursuant to this paragraph (a) in order to provide Employee with the funds necessary to pay any income taxes payable with respect to such reimbursement.

        (b) Relocation Loan. In order to assist Employee in the relocation from Cold Spring Harbor, New York to the Baltimore, Maryland metropolitan area and the purchase of a home in the Baltimore, Maryland metropolitan area, the Company shall make a loan to Employee in the amount of $50,000 (the "Relocation Loan"), which loan shall bear interest at a rate equal to the lowest rate necessary to avoid the imputation of interest under the Internal Revenue Code, as amended. The principal amount of the Relocation Loan shall be forgiven at a rate of 25% on each of the first four (4) anniversary dates of the Commencement Date so long as Employee is employed by the Company on such date. The entire unpaid or unforgiven balance of the Relocation Loan, together with any accrued and unpaid interest, shall become due and payable upon the termination of Employee's employment before the fourth anniversary of the Commencement Date; provided, however, that in the event Employee's employment is terminated pursuant to Section 7(a) or 7(e) hereof, the final $12,500 principal installment of the Relocation Loan shall be forgiven.

    14. Miscellaneous.

        (a) All notices required to be given under this Agreement shall be in writing and delivered personally or sent by registered mail or certified mail, postage prepaid, return receipt requested, addressed as follows:

                 If to the Company:

                     Osiris Therapeutics, Inc.
                     c/o Osiris Research, Inc.
                     11100 Euclid Avenue
                     Wearn Building, Fourth Floor
                     Cleveland, Ohio 44106
                     Attention: Chairman


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                 with a copy to

                     Jones, Day, Reavis & Pogue
                     North Point
                     901 Lakeside Avenue
                     Cleveland Ohio 44114
                     Attention: John C. McIlwraith, Esq.

                 If to Employee:

                     Daniel R. Marshak, Ph.D.
                     1 Bungtown Road
                     Cold Spring Harbor, New York 11724

Notice shall be deemed delivered at the time received in the case of personal delivery, or five business days after it is mailed in the case of mailing. The address of any party may be changed by written notice to the other party given in accordance with this paragraph (a).

        (b) This Agreement shall be subject to and governed by the internal laws of the State of Ohio (without regard to conflicts of law principles).

        (c) The headings or titles to sections in this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the heading or title of any section.

        (d) No provision of this Agreement may be amended, modified or waived unless such amendment, modification or waiver is authorized by the Board of Directors of the Company and is agreed to in a writing signed by Employee and by a duly authorized officer of the Company (other than Employee). Except as otherwise specifically provided in this Agreement, no waiver by any party hereto of any breach by any other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a subsequent breach of such condition or provision or a waiver of a similar or dissimilar provision or condition at the same or at any prior or subsequent time; nor shall the receipt or acceptance of compensation or other benefits following any termination of Employee's employment be deemed a waiver of any condition or provision hereof.

        (e) Employee shall not assign, pledge or encumber any interest in this Agreement or any part thereof without the express written consent of the Company, this Agreement being personal to Employee. This Agreement shall, however, inure to the benefit of Employee's estate, dependents, beneficiaries and legal representatives. This Agreement shall not be assignable by the Company without the written consent of Employee, but if the Company shall merge or consolidate with or into, or transfer all or substantially all of its assets to, another corporation or other form of business organization, then this Agreement shall be assignable to, and inure to the benefit of and be binding upon, the successor of the Company resulting from such merger, consolidation or transfer without Employee's consent.

        (f) Each provision of this Agreement constitutes a separate and distinct undertaking, covenant and/or provision hereof. In the event that any provision of this Agreement shall finally be determined to be unlawful, such provision shall be deemed severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect, and in substitution for any such provision held unlawful, there shall be substituted a provision of similar import reflecting the original intent of the parties hereto to the extent permissible under law.

        (g) This Agreement and the agreements referred to herein comprise the entire understanding between the Company and Employee as to the subject matter hereof and supersedes all prior agreements relating thereto.

        (h) Notwithstanding paragraph (i) of this Section 14, in the event of a breach by Employee of any of the provisions of Sections 9, 10 or 11 of this Agreement, the Company shall have the right to institute and prosecute proceedings, in equity, in any court of competent jurisdiction, to obtain an injunction during or after the term of this Agreement to enforce the provisions of such Sections and to pursue any other remedy to which the Company may be entitled. Employee acknowledges that the Company's remedy at law for any of Employee's obligations under such Sections will be inadequate, and Employee agrees and consents that temporary and permanent injunctive relief may be granted in any proceeding which may be brought to enforce any provision thereof, without the necessity of proof of actual damage.

        (i) Any controversy or claim arising under this Agreement, except for any controversy or claim which involves a claim by the Company for equitable or injunctive relief with respect to Section 9, 10 and/or 11 of this Agreement, shall be settled by arbitration in Baltimore, Maryland (or such other city in which the Company's executive offices may then be located) in accordance with the Rules of the American Arbitration Association then in effect. The controversy or claim shall be submitted to three arbitrators, one of whom shall be chosen by the Company, one of whom shall be chosen by Employee, and the third of whom shall be chosen by the two arbitrators so selected. The party desiring arbitration shall give written notice to the other party of its desire to arbitrate the particular matter in question naming the arbitrator selected by it. If the other party shall fail, within a period of 15 days after such notice shall have been given, to reply in writing naming the arbitrator selected by it, then the other party may apply to the American Arbitration Association for the appointment of an arbitrator to serve as the arbitrator chosen by the other party. The decision of any two of the arbitrators shall be final and binding upon the parties hereto and shall be delivered in writing, signed in triplicate, by the concurring arbitrators to each of the parties hereto. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Any attorney's fees and out-of-pocket costs and disbursements, as well as any and all charges which may be made for the cost of the arbitration and the fees of the arbitrators, shall be paid in accordance with the decision of the arbitrators. In the event a claim or controversy arising under this Agreement involves a claim by the Company for equitable or injunctive relief with respect to Section 9, 10 and/or 11 of this Agreement, the parties may, but shall not be obligated to, submit all or a portion of such controversy or claim to the foregoing arbitration proceedings.

        (j) Employee represents and warrants to the Company that he is not a party to or bound by any agreement or commitment with any other corporation or entity which imposes any obligations or restrictions on him with respect to confidentiality, noncompetition or the ownership of inventions and discoveries.

        (k) The Company and Employee agree that, effective as of the date of this Agreement, Employee's Scientific Advisory Board Agreement dated April 1, 1993 shall terminate (except for the provisions of Sections 5 and 6 of such Agreement, which shall survive indefinitely). Employee shall be paid the Three Thousand Dollars ($3,000) per calendar quarter consideration he was receiving under such Agreement through September 30, 1994, and his Restricted Shares (as defined in that certain Share Purchase Agreement dated as of June 14, 1993 between Employee and the Company) shall continue to vest according to the vesting schedule contained in such Share Purchase Agreement so long as he remains an employee of the Company. Such shares are in addition to the Restricted Shares being purchased under this Agreement.

        IN WITNESS WHEREOF, Employee and the Company, by a duly authorized officer of the Company pursuant to the authority of its Board of Directors, have executed this Employment Agreement at Cleveland, Ohio, as of the day and year first written above.

                                       OSIRIS THERAPEUTICS, INC.



                                       By: /s/ James S. Burns
                                          ----------------------
                                          James S. Burns, President



                                           /s/ Daniel R. Marshak
                                          ----------------------
                                          DANIEL R. MARSHAK, Ph.D.

                                         EXHIBIT A
                                         ---------

                              DUTIES AND RESPONSIBILITIES

                 Senior Vice President and Chief Technology Officer

Job Description:   Member of the Company's Management Committee, the Company's
                   principal strategic and policy forum. Chairman of the Product
                   Development Committee, the principal new products forum;
                   Member of the Government Affairs Committee. Member, Osiris
                   Scientific Advisory Board.

                   Overall management of the Company's worldwide research and development for regenerative tissue therapy and products resulting therefrom, including programs in growth factors, receptor and cytoplasmic tyrosine kinases, MSC/HSC cross-signaling molecules, gene therapy, and MSC biomatrix products for musculoskeletal tissue regeneration, bone marrow transplantation and cancer therapy.

                   Principal executive officer representing the Company with extramural scientific collaborators, preclinical study sites with The Johns Hopkins School of Medicine and Gryphon Pharmaceuticals, Inc. Principal scientific executive for extramural industry R & D collaborations of the Company.

                   Member of the Company's business development team comprising the Chairman & CEO, the Senior Vice President, Medical, Regulatory and Government Affairs and the Vice President, Finance and Treasurer.

Specific duties include without limitation:

     l. Recommending overall scientific and product development policy to the Company's Management Committee.

     2. Responsible for research study design, management, study, implementation and monitoring.

     3. Responsible for contents of regulatory agency submissions.

     4. Responsible for product development formulation, clinical research, human clinical trials (scientific comment, not medical practice), and other studies leading up to approval by the FDA or other international regulatory agency.

                                       EXHIBIT B

                   Continuing Academic. Commercial and Journal Commitments



l.  Academic and Journals.

    - Cold Spring Harbor Laboratory--course on Protein Purification and Characterization, and completion of course manual/textbook.

    -    Johns Hopkins University--teaching and graduate training.

    -    Journal of Biological Chemistry (JBC)--Editorial Board.

    - Association of Biomolecular Resource Facilities (ABRF)--Executive Board or President.

    -    Protein Society--meetings and book Editor:  Techniques in Protein
         Chemistry.

    - NIH or other Grant Review Committees--by mutual agreement and non conflicting with Osiris and Gryphon objectives.

    -    Dystonia Foundation--optional.

    - Neurobiology of Aging and Methods in Enzymology-optional journal Editorial Boards.

    -    Suny Stonybrook teaching and examination during October 1994.

II. Commercial Consultancies.

    -    Applied Biosystems (Perkin-Elmer).

    - Oncogene Sciences, Inc. (limited to consulting and expert testimony on patent opposition regarding TGFB polypeptides).

    - Completion of consulting agreement with New England Biolabs, Inc. (terminates December 31, 1994).

                           EXHIBIT C


Number of
Shares          Milestone for Vesting of Shares
---------       -------------------------------
75,000          Upon issuance of a patent for a molecule or use of a molecule that is directly involved in the proliferation of human
                mesenchymal stem cells, such as a polypeptide growth factor,
                receptor, tyrosine kinase or   phosphatase, other protein
                kinase, adapter molecule containing src homology domains, poly-proline, and/or phosphotyrosine binding domains, guanyl nucleotide binding protein or GTPase, activating or inhibitory proteins to GTpases, cyclin or other kinase activators, ayalin dependent kinase or other kinase inhibitors, and kinase targeting proteins.

75,000 Upon completion of a corporate partnership agreement in the orthopaedic, oncology or gene therapy field involving an equity investment, license fees, milestone payments and/or multi-year research and development contracts on the part of the corporate partner

50,000 Upon submission of a patent application for a novel receptor tyrosine kinase (or other comparable signaling molecule or growth factor) which is directly involved in the in vivo cross-signaling of MSCs and hematopoietic stem cells within bone marrow.

50,000 Upon submission to the FDA of a PLA for the use of MSCs in stromal reconstitution during autologous bone marrow transplant.

50,000 Upon FDA approval of an additional IND to conduct Phase I/II human clinical safety and efficacy trials for a cartilage or other tissue regeneration indication.